UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) February 4, 2016

EXPEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37429	20-2705720
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 108th Avenue NE

Bellevue, Washington 98004

(Address of principal executive offices) (Zip code)

(425) 679-7200

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On February 4, 2016, Expedia, Inc., a Delaware corporation (the “Company”) and its applicable subsidiaries entered into a First Amendment (the “First Amendment”) amending and supplementing the Amended and Restated Credit Agreement, dated as of September 5, 2014 (as amended, supplemented or otherwise modified, including by the First Amendment, the “Credit Agreement”), among the Company, Expedia, Inc., a Washington corporation, Travelscape, LLC, a Nevada limited liability company, Hotwire, Inc., a Delaware corporation, the lenders and issuing banks party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and J.P. Morgan Europe Limited, as London Agent. The First Amendment, among other things, increased the aggregate commitments under the Credit Agreement by $500,000,000 to $1,500,000,000, extended the maturity date of the loans and commitments under the Credit Agreement to February 4, 2021, reduced the interest rate on loans under the Credit Agreement by up to 12.5 basis points per annum (with the interest rate varying based on the Company’s senior unsecured debt ratings), reduced the commitment fee on undrawn amounts under the Credit Agreement by up to 2.5 basis points (with the commitment fee varying based on the Company’s senior unsecured debt ratings), increased the maximum permissible leverage ratio to 3.75:1, reduced the minimum permissible ratio of consolidated EBITDA to consolidated cash interest expense to 3.00:1 and made certain other modifications to the covenants and other terms of the Credit Agreement.

The foregoing description of the First Amendment is not complete and is qualified in its entirety by reference to the actual First Amendment, which is attached to this report as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03. Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Please see Item 1.01 above, which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

10.1	First Amendment, dated as of February 4, 2016, among Expedia, Inc., a Delaware corporation, Expedia, Inc., a Washington corporation, Travelscape, LLC, a Nevada limited liability company, Hotwire, Inc., a Delaware corporation, the lenders and issuing banks party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and J.P. Morgan Europe Limited, as London Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXPEDIA, INC.

By:	/s/ Robert J. Dzielak
Robert J. Dzielak
Executive Vice President, General Counsel & Secretary

Dated: February 8, 2016